Exhibit 10.27

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made between [                    ] (“Employee”) and Realty Income Corporation, a Maryland corporation (the “Company”), as of [                  ] (the “Effective Date”).

RECITALS

(1)          Pursuant to the 2012 Incentive Award Plan of Realty Income Corporation, as amended from time to time (the “Plan”), on [                    ] (the “Grant Date”) the Company granted to Employee an award of [          ] restricted stock units (“RSUs”).  Each RSU represents the right to receive one share of Common Stock (as defined in the Plan) in accordance with the terms and conditions hereof if applicable vesting conditions are satisfied.

(2)          As a condition to Employee’s grant of the RSUs, Employee must execute this Agreement, which sets forth the rights and obligations of the parties with respect to the RSUs.

(3)          The Plan’s terms are hereby incorporated herein by reference.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

1.            Forfeiture; Vesting of RSUs.

(a)          Subject to Subsections 1(d), 1(e) and 1(f) hereof, and Employee’s Employment Agreement, if Employee’s employment with the Company is terminated for any reason, including, but not limited to for Cause (as defined below), all unvested RSUs (the “Unvested RSUs”) as of the date of such termination shall immediately be forfeited and Employee’s rights in any Unvested RSUs shall thereupon lapse and expire; provided, that a number of Unvested RSUs shall vest equal to the number of RSUs that would have vested on the next Vesting Date following the date of termination of employment (had Employee remained employment through such date), pro-rated based on the number of days elapsed from the Vesting Date immediately preceding the date of termination of employment through the date of termination (as a portion of the number of days between such Vesting Date and the next Vesting Date following the date of termination of employment), rounded down to the nearest whole number.

(b)          Except as provided in Subsections 1(a), (c) and (d) hereof, the Unvested RSUs issued hereunder shall become vested over a five (5) year period, as specifically set forth below, subject to Employee’s continued service as an Employee of the Company as of each such Vesting Date.

Vesting Dates                  Number of Shares

(c)          Notwithstanding the provisions of Subsection 1(b) hereof, in the event of a Change in Control and Employee remains continuously employed by the Company until immediately prior to such Change in Control, all Unvested RSUs shall become vested immediately prior to the consummation of such Change in Control.

(d)          Notwithstanding the provisions of Subsections 1(a) and (b) hereof, in the event of Employee’s termination of employment without Cause or Employee’s Constructive Termination (each as defined below), in either case within eighteen (18) months following a merger or consolidation of the Company with or into another corporation in a transaction that is not a Change in Control (a “Non-CIC Merger”), then all Unvested RSUs shall immediately become vested.

(e)          Notwithstanding the provisions of Subsections 1(a) and (b) hereof, in the event of Employee’s termination of employment due to Employee’s death or Retirement, then all Unvested RSUs shall immediately become vested.

(f)           Notwithstanding the provisions of Subsections 1(a) hereof, in the event of Employee’s termination of employment due to Employee’s disability (as defined below), then Employee’s shares shall vest in accordance with Subsection 1(a) hereof and shall continue to vest in accordance with the vesting schedule set forth in Subsection 1(b) above, so long as Employee’s disability is continuing on each Vesting Date and Employees is not employed by another employer.

(g)          For purposes of this Agreement, “Cause”, “Constructive Termination”, “Disability” and “Retirement” shall have the following defined meanings:

(i)           “Cause” means (a) theft, dishonesty or falsification of any employment or Company records; (b) malicious or reckless disclosure of the Company’s confidential or proprietary information; (c) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Company’s management to entrust Employee with important matters or otherwise work effectively with Employee, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (d) Employee’s failure or refusal to work diligently to perform tasks or achieve goals reasonably requested by the Board, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.  “Cause” shall not mean a physical or mental disability

(ii)          “Constructive Termination” means Employee’s resignation of employment within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after Employee’s delivery of written notice thereof:

(A)         the delegation to Employee of duties or the reduction of Employee’s duties, either of which substantially reduces the nature, responsibility, or character of Employee’s position immediately prior to such delegation or reduction;

(B)         a material reduction by the Company in Employee’s base salary in effect immediately prior to such reduction;

(C)         the Company’s relocation of Employee’s principal office location to a place more than forty (40) miles from the Company’s present headquarters location (except that reasonably required travel on the Company’s business shall not be considered a relocation).

(iii)         “Disability” means the total and permanent incapacity of an employee due to physical or mental impairment, to engage in any gainful activity, which disability can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which disability shall be determined on the basis of medical evidence by a licensed physician designated by the Company.

(iv)         “Retirement” means Employee’s resignation of employment after Employee turns sixty (60) years old and has worked at the Company for at least ten (10) years.

2.            Payment of RSUs. The Company shall deliver to Employee a number of shares of Common Stock equal to the number of RSUs that vest pursuant to Section 1 hereof within forty-five (45) days following the applicable vesting date pursuant to Section 1 hereof (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Administrator in its sole discretion), provided that the exact payment date shall be determined by the Company in its sole discretion (and Employee shall not have a right to designate the time of payment) and provided, further, that any such payment made pursuant to Section 1(c) above in the event of a Change in Control shall be made or deemed made immediately preceding and effective upon the occurrence of such Change in Control.

3.            Transfer of RSUs.  Unless permitted by the Administrator, RSUs or any interest or right therein or part thereof shall not be liable for the debts, contracts or engagements of Employee or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law or by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 3 shall not apply to shares of Common Stock delivered with respect to vested RSUs and shall not prevent transfers by will or by applicable laws of descent and distribution.  In the case of a permitted transfer of RSUs, the transferee or other recipient shall receive and hold the RSUs so transferred subject to the provisions of this Agreement, and there shall be no further transfer of such RSUs except in accordance with the terms of this Section 3.  Any transferee shall acknowledge the same by signing a copy of this Agreement.  Transfer or sale of the RSUs and any shares of Common Stock delivered in connection therewith is subject to restrictions on transfer imposed by any applicable state and federal securities laws.  The Unvested RSUs will be held in book entry form by the Company’s Stock Transfer Agent.  As RSUs vest, the Transfer Agent will be given instructions to issue a certificate to Employee or the approved transferee for the shares of Common Stock delivered in connection therewith.

4.            Dividends Equivalents.  Each RSU granted pursuant to this award is granted in tandem with a Dividend Equivalents award (a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the underlying RSU.

(a)          Pursuant to the Dividend Equivalents, Employee shall be entitled to receive a cash payment in an amount equal to the aggregate dividends paid by the Company with a record date that occurs during the Dividend Equivalents Period (as defined below) that would have been payable to Employee with respect to the share of Common Stock underlying the RSU to which such Dividend Equivalent is linked, had such share of Common Stock been outstanding on the applicable dividend record date.  Any amounts payable in respect of Dividend Equivalents shall be paid as and when the dividends in respect of which such Dividend Equivalent payments arise are paid to holders of Common Stock, without regard to the vested status of the underlying RSU.  “Dividend Equivalents Period” shall mean, with respect to a Dividend Equivalent, the period commencing on the Grant Date and ending on the day immediately preceding the date on which the share of Common Stock underlying the RSU with respect to which such Dividend Equivalent was granted is issued to Employee pursuant to Sections 1 and 2 hereof.

(b)          Dividend Equivalents shall not entitle Employee to any payments relating to dividends with a record date that occurs after the earlier of the payment or forfeiture of the RSU underlying such Dividend Equivalent.

(c)          The Dividend Equivalents and any amounts that may become payable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of Section 409A (as defined below).

5.            Conditions to Delivery of Shares. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock deliverable hereunder prior to fulfillment of the conditions set forth in Section 11.4 of the Plan.

6.            Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends (other than Dividend Equivalents), in respect of the RSUs or any shares of Common Stock underlying the RSUs unless and until such shares shall have been issued by the Company and are held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

7.            Adjustment for Stock Splits, Etc.  All references to the number of RSUs in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other recapitalization or change in the Common Stock which may be made by the Company after the date of this Agreement in accordance with Section 14.2 of the Plan.  Any and all RSUs received by Employee with respect to such shares of Common Stock as a result of stock dividends, stock splits or any other form of recapitalization shall also be subject to this Agreement.

8.            Notices.  Notices required hereunder shall be given in person or by registered mail to the address of Employee shown on the records of the Company, and to the Company at its principal executive office.

9.            Survival of Terms.  This Agreement shall apply to and bind Employee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors, including without limitation the Company’s acquirer in a Change in Control.

10.         Tax Withholding.  Notwithstanding anything to the contrary in this Agreement, the Company or its Affiliates shall be entitled to require payment in cash or deduction from other compensation payable to Employee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, lapsing of restrictions on the shares of Common Stock.  The Company may, in its discretion, allow Employee to deliver shares of Common Stock owned by Employee duly endorsed for transfer to the Company with an aggregate Fair Market Value on the date of delivery equal to the statutory minimum sums to be withheld.  The Company shall not be obligated to deliver a certificate representing vested shares of Common Stock to Employee or his or her legal representative unless and until Employee or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Employee resulting from the grant, vesting or payment of the RSUs.  To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the RSUs prior to the applicable vesting date, the Administrator shall accelerate the payment of a portion of the award of RSUs sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Administrator shall withhold such amounts in satisfaction of such withholding obligations.

11.         Section 409A.

(a)          General.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.  Notwithstanding any other provision of the Plan or this Agreement, if at any time the Administrator determines that the RSUs or the Dividend Equivalents (or, in each case, any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Employee or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs and/or Dividend Equivalents to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

(b)          Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to Employee under this Agreement during the six (6)-month period following Employee’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the Administrator determines that Employee is a “specified employee” (within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to Employee in a lump-sum all amounts that would have otherwise been payable to Employee during such six (6)-month period under this Agreement.

12.         Representations.  Employee has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Employee understands that he/she (and not the Company) shall be responsible for his/her own tax liability that may arise as a result of the grant of RSUs or the transactions contemplated by this Agreement.

13.         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with California law, without giving effect to the principles of conflict of laws thereof.

Employee represents that he/she has read this Agreement and is familiar with its terms and provisions.  Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company’s Board of Directors or the Compensation Committee thereof upon any questions arising under this Agreement.  If Employee is married, his or her spouse has signed the Consent of Spouse attached to this Agreement as Exhibit A.

IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

“COMPANY”

REALTY INCOME CORPORATION

By:

Name: [ ]
Title: [ ]

“EMPLOYEE”

[ ]

Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD AGREEMENT

CONSENT OF SPOUSE

I,                                                             , spouse of                                                             , have read and approve the Restricted Stock Unit Award Agreement (the “Agreement”) to which this Consent of Spouse is attached.  In consideration of issuing to my spouse the shares of the common stock of Realty Income Corporation set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of Realty Income Corporation. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:
Signature of Spouse

A-1